                                 Law Offices of
                               BEN-ZVI & BECK, LLP
                        611 West Sixth Street, Suite 2620
                          Los Angeles, California 90017

Telephone: (213) 488-0240                            Facsimile: (213) 488-9490

June 30, 2004
12:00 PM EST

Joseph R. Cellura
Chairman and Chief Executive Officer
OrbitBrands Corporation / Itrex International Corporation
1990 South Bundy Drive #650
 Los Angeles, California 90017

Patrick Doran
President and Chief Operating Officer
Malibu Beach Beverage Group, LLC
885 Woodstock Road, Suite 430-342
Roswell, Georgia 30075-2274

        Re: Acquisition of Malibu Beach Beverage Group, LLC by Itrex International
Corporation and OrbitBrands Corporation.

Gentlemen:

        The purpose of this letter is to memorialize the principal terms of the agreement, which has been reached by and between Itrex International
Corporation, a Delaware corporation (formerly known as Itrex Corporation)
("Itrex"),Orbit Brands Corporation("Orbit"), and Malibu Beach Beverage Group,
LLC ("MBBG"), a Delaware Limited Liability Corporation, for the acquisition of
MBBG by Itrex/Orbit.

        MBBG has agreed to be acquired by Itrex/Orbit, and Itrex/Orbit has agreed to acquire MBBG, for a purchase price of $1,381,947, as delineated on the attached Exhibit A.

        By virtue of this acquisition, Itrex/Orbit is acquiring all of MBBG's right, title and interest in all intellectual property, including but not limited to any and all copyrights and applications therefore, patents and applications therefore, trademarks and applications therefore, licensing, technology, proprietary information, software, formulas, and any other claimed

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proprietary information (Collectively, the "Intellectual Property"), and any
other tangible and intangible property of MBBG. In conjunction with the acquisition, Itrex/Orbit is acquiring all existing liabilities of the Company as of the Purchase Date.

        Additionally, Itrex/Orbit agrees to provide the management team of Malibu
Beach Beverage Group LLC, with the employment agreements currently under effect, including any amendments thereto, which are attached herein.

        Should MBBG(or any other entity involving the MBBG management team) be eventually spun out as a stand alone entity, and the MBBG management team suffers any reduction in compensation as a consequence of such action,
Itrex/Orbit agrees to provide compensation in the amount necessary to make up any shortfall for the remainder of the Employment Period.

Upon spinout of Malibu to a stand alone entity, Itrex/Orbit agrees to issue the same percentage of stock to the founding members as was held in the original company. Itrex/Orbit will also provide antidilution to the founders in the case of any subsequent stock splits or additional stock issuance.

        This acquisition is not subject to any approvals other than the ratification, if necessary, of your respective Boards of Directors. It is our understanding that your Boards of Directors have already approved the transaction, and that resolutions or other evidence of corporate action approving or ratifying the transaction will be provided to us.

        Please contact the undersigned with any questions.

                     Thank you.

                                         Cordially,

                                         Paul A. Beck

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ITREX / Malibu Letter of Understanding

       Acknowledged, agreed to and accepted:

       OrbitBrands / Itrex International Corporation

       By__________________________
            Joseph R. Cellura
       Its Chairman and Chief Executive Officer

       Malibu Beach Beverage Group, LLC

       By___________________________
              Patrick Doran
       Its President

       By___________________________
              Joseph R. Cellura
       Its Shareholder

       By___________________________
              Patrick Doran
       Its Shareholder

       By___________________________
              William Wagner
       Its Shareholder

       By___________________________
              Jeffery Glattstein
       Its Shareholder

       By___________________________
              William Payne
       Its Shareholder

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                                    EXHIBIT A

Malibu Beach Beverage Group
Detail of Acquisition Price

MBBG Liability Balances as of 6/30/04

Promissory Note ( $72,500 per founder)                    $  290,000
Accounts Payable - trade                                     136,559
Accrued Expenses - J. Cellura consulting                     208,340
Accrued Interest - P. Doran                                    6,332
Due to Officers                                              170,782
Accrued Payroll                                              638,008
Advance on Payroll                                           (68,074)

Total Purchase Price                                      $1,381,947
                                                          ===========

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